Exhibit 16.1

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549	30 July 2015

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 30, 2015 of PPL Corporation (“PPL” or the “Company”) and its subsidiary registrants: PPL Electric Utilities Corporation, LG&E and KU Energy LLC, Louisville Gas and Electric Company and Kentucky Utilities Company, and are in agreement with the statements contained in paragraph 2 on page 2. We have no basis to agree or disagree with other statements of the registrants contained therein.

/s/ Ernst & Young LLP